UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2013

TECHPRECISION CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51378	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

3477 Corporate Parkway, Suite 140
Center Valley, PA 18034
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (484) 693-1700

Copies to:

Scott R. Jones
Pepper Hamilton LLP
3000 Two Logan Sq.
18th and Arch Streets
Philadelphia, PA 19103-2799
Phone: (215) 981-4000
Fax: (215) 981-4750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.	Changes in Registrant’s Certifying Accountant.

On October 14, 2013, KPMG LLP (“KPMG”), the independent registered public accounting firm of TechPrecision Corporation (the “Company”), notified the audit committee (“Audit Committee”) of the board of directors (“Board”) of the Company that it would not, if it were asked to do so, stand for reappointment as the Company’s independent registered public accounting firm for the year ending March 31, 2014.

The audit reports of KPMG on the Company’s consolidated financial statements as of and for the years ended March 31, 2013 and 2012, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

KPMG’s report on the consolidated financial statements of the Company as of and for the years ended March 31, 2013 and 2012, contained a separate paragraph stating that “the Company was not in compliance with the fixed charges and interest coverage financial covenants under their credit facility, and the Bank has not agreed to waive non-compliance with the covenants. Since the Company is in default, the Bank has the right to accelerate payment of the debt in full upon 60 days written notice. The Company has suffered recurring losses from operations, and the Company’s liquidity may not be sufficient to meet its debt service requirements as they come due over the next twelve months. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During the Company’s fiscal years ended March 31, 2013 and March 31, 2012, and the subsequent interim period through October 14, 2013, there were no: (1) disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to KPMG’s satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, except for the material weakness disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended March 31, 2013 (the “2013 Form 10-K”) and further described below.

As a result of the decision of KPMG to not stand for reappointment, the Audit Committee selected Marcum LLP (“Marcum”) as the independent registered public accounting firm of the Company and engaged Marcum as the Company’s independent registered public accounting firm on October 14, 2013.

During the Company’s fiscal years ended March 31, 2013 and 2012, and through October 14, 2013, neither the Company nor anyone acting on its behalf consulted with Marcum with respect to either the application of accounting principles to a specified  transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by Marcum to the Company that Marcum concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or any other matter or reportable event listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

As disclosed in the Company’s 2013 Form 10-K, management concluded that the Company did not maintain effective internal control over financial reporting as of March 31, 2013 as a result of a material weakness described in Item 9A of the Company’s 2013 Form 10-K.  Specifically, the Company did not maintain a sufficient complement of corporate accounting personnel or Ranor accounting staff necessary to consistently perform management review controls over Ranor financial information and complete account reconciliations on a timely basis to ensure all transactions were accurately captured and recorded in the proper period. The demand on the corporate accounting resources was significant due to the manual nature of controls necessary to maintain effective control over our legacy system and intensified during the fourth quarter of fiscal 2013 as a result of turnover of accounting personnel at Ranor.  As disclosed in the Company’s Form 10-Q filed on September 18, 2013, during the three months ended June 30, 2013 the Company began implementing stronger manual controls that support the financial reporting process by providing guidelines for account reconciliations and enhancing documentation to support sub-ledger account reconciliations. As the Company continues to remediate the material weakness described above, it will determine the appropriate complement of corporate and divisional accounting personnel required to consistently operate management review controls.

The Audit Committee of the Board of Directors has discussed the subject matter described in the preceding paragraphs with KPMG and has authorized KPMG to respond fully to the inquiries of the successor accountant concerning the material weakness and going concern matters discussed above.

The Company has provided KPMG a copy of the disclosures in this Form 8-K and has requested that KPMG furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with the Company’s statements in Item 4.01.  A copy of the letter furnished by KPMG in response to that request is filed as Exhibit 16.1 to this report.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits

16.1           Letter from KPMG LLP to the Securities and Exchange Commission, dated October 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2013	By: /s/ Richard F. Fitzgerald Name: Richard F. Fitzgerald Title: Chief Financial Officer

Exhibit No.	Exhibit Title

16.1	Letter from KPMG LLP to the Securities and Exchange Commission, dated October 18, 2013